Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	October 2, 2017

TELEFLEX INCORPORATED COMPLETES ACQUISITION OF NEOTRACT

Wayne, PA -- Teleflex Incorporated (NYSE: TFX), a leading global provider of medical technologies designed to improve the health and quality of people’s lives, announced today the completion of its previously announced acquisition of NeoTract, Inc.

On September 5, 2017, the two companies announced a definitive agreement for Teleflex to acquire NeoTract in a transaction valued at up to $1.1 billion. Under the terms of the agreement, Teleflex acquired NeoTract for an upfront cash payment of $725 million at closing, and has agreed to pay up to an additional $375 million upon the achievement of certain commercial milestones related to sales through the end of 2020.

Founded in 2004, NeoTract is a privately-held medical device company that has developed and commercialized the FDA-cleared UroLift® System, a novel, minimally invasive technology for treating lower urinary tract symptoms due to benign prostatic hyperplasia, or BPH. Performed primarily through a transurethral outpatient procedure, the UroLift® System delivers permanent implants that hold open the urethra, reducing the prostate obstruction without cutting, heating, or removing prostate tissue.

Teleflex will provide additional details on the transaction, including an update to its fiscal year 2017 financial outlook as a result of this transaction, on its third quarter 2017 investor conference call.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

ABOUT NEOTRACT, INC.

NeoTract, Inc. is dedicated to developing innovative, minimally invasive and clinically effective devices that address unmet needs in the field of urology. The company’s initial focus is on improving the standard of care for patients with BPH using the UroLift System, a minimally invasive permanent implant system that treats symptoms while preserving normal sexual function. Learn more at www.NeoTract.com.